Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated June 25, 2009 relating to the consolidated financial statements and financial statement schedule of Nebraska Book Company, Inc. (a wholly-owned subsidiary of NBC Acquisition Corp.) and subsidiaries appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Summary consolidated financial and other data” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Lincoln, Nebraska
January 8, 2010